CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Prudent Bear Funds, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 6 to the Registration Statement of Prudent Bear Funds, Inc., on Form N-1A of our report dated November 19, 1998, on our audit of the financial statements and financial highlights of Prudent Bear Fund (one of the portfolios constituting Prudent Bear Funds, Inc.), which report is included in the Annual Report to Shareholders for the year ended September 30, 1998, which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the references to our Firm under the captions "Independent
Accountants" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.


PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
November 16, 1999